HomeTrust Bancshares, Inc. Reports Third Quarter Fiscal Year 2014 Financial Results

ASHEVILLE, N.C., April 28, 2014 - - HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (Company), the holding company of HomeTrust Bank, today announced preliminary net income of $2.6 million for the third quarter of fiscal year 2014, unchanged from the same period a year ago. Net income totaled $8.8 million for the nine months ended March 31, 2014 compared to net income of $6.0 million for the same period in 2013. The increase in net income for the nine months ended March 31, 2014 was a result of a $4.8 million recovery from the allowance for loan losses. On a basic and diluted per share basis, the Company earned $0.14 per share and $0.46 per share for the three and nine months ended March 31, 2014; while it earned $0.13 and $0.30 per share for the three and nine months ended March 31, 2013, respectively.

In announcing these results, Chairman, President and CEO, Dana Stonestreet commented, “Our earnings continue to benefit from a lower provision for loan losses due to a continued positive trend in our asset quality as net loan chargeoffs and classified assets continue to decline. Net loan charge-offs as a percent of average loans decreased to 0.02% for the period compared to 0.60% during the same period last year. Additionally, classified assets and nonperforming assets as a percentage of total assets decreased as well. Non-interest expense for the period reflects an increase in merger-related expenses associated with the pending acquisitions of both Jefferson Bancshares and Bank of Commerce.  Both acquisitions are still on track to be completed in the second and third calendar quarters, respectively.”

Income Statement Review

Net interest income was $13.1 million for the three months ended March 31, 2014 compared to $13.0 million for the three months ended March 31, 2013. Net interest income for the third quarter of fiscal 2014 increased $108,000, or 0.8%, compared to the same period in the prior fiscal year as declines in interest income on loans of $651,000 were offset by a $295,000 increase in income from securities available for sale due to an increase in the average balance and a decrease in deposit and other borrowing costs of $399,000 due to a reduction in market rates of interest. Net interest margin (on a fully taxable-equivalent basis) for the three months ended March 31, 2014 decreased three basis points over the same period last fiscal year to 3.75%.

Net interest income was $40.3 million for the nine months ended March 31, 2014 compared to $40.1 million for the nine months ended March 31, 2013. Net interest income increased $192,000, or 0.5%, compared to the same period in the prior fiscal year as declines in interest income on loans of $2.4 million were offset by an $839,000 increase in income from securities available for sale due to an increase in the average balance and a decrease in deposit and other borrowing costs of $1.6 million due to a reduction in market rates of interest. Net interest margin (on a fully taxable-equivalent basis) for the nine months ended March 31, 2014 decreased 4 basis points from the same period last fiscal year to 3.79%.

Non-interest income was $2.0 million for the three months ended March 31, 2014 compared to $2.6 million for the same three month period in the prior fiscal year.  This decrease was primarily due to a $607,000 reduction in mortgage banking income and fees resulting from a decrease in mortgage loan originations due to rising interest rates, which has slowed refinancing activity compared to the same quarter in the prior fiscal year.

Non-interest income was $6.5 million for the nine months ended March 31, 2014 compared to $7.8 million for the same nine month period in the prior fiscal year. Mortgage banking income and fees decreased $1.5 million or 38.4% as proceeds from sales of loans held for sale decreased to $69.9 million during the nine month period compared to $183.4 million for the same period for fiscal 2013. Mortgage loan origination volume has decreased due to rising interest rates, which has slowed refinancing activity compared to the same nine month period in the prior fiscal year.

Non-interest expense for the three months ended March 31, 2014 increased $1.3 million, or 11.1%, to $13.4 million compared to $12.1 million for the three months ended March 31, 2013. This increase was primarily related to a $767,000, or 11.4%, increase in salaries and employee benefits as compared to the same period in the prior fiscal year. Additionally, non-interest expense increased as a result of $449,000 in merger-related expenses associated with the pending acquisitions of both Jefferson Bancshares, Inc. and Bank of Commerce as compared to the same period in the prior fiscal year.

Non-interest expense for the nine months ended March 31, 2014 decreased $214,000, or 0.6%, to $38.6 million compared to $38.8 million for the nine months ended March 31, 2013. This decrease was primarily related to $3.1 million in prepayment penalties on Federal Home Loan Bank (“FHLB”) borrowings repaid during the prior fiscal year period and was partially offset by a $2.8 million, or 14.5%, increase in salaries and employee benefits as compared to the same period in the prior fiscal year. Salaries and employee benefits increased during the three and nine months ended March 31, 2014 as a result of awards made under the Company’s 2013 Omnibus Incentive Plan and the BankGreenville acquisition, as compared to the same period in the prior fiscal year.

Balance Sheet Review

Total assets increased $49.0 million, or 3.1%, to $1.63 billion at March 31, 2014 from $1.58 billion at June 30, 2013. This increase was largely due to the July 31, 2013 BankGreenville acquisition, which increased total assets by $101.1 million. Securities available for sale increased $65.1 million, or 263.2%, to $89.9 million at March 31, 2014 from $24.8 million at June 30, 2013 as a result of the purchase of $38.0 million in investment securities (net of sales and  maturities) coupled with $34.3 million in investment securities acquired from BankGreenville. Certificates of deposit in other banks increased $23.1 million, or 16.9%, to $159.7 million at March 31, 2014 from $136.6 million at June 30, 2013 as a result of additional certificates of deposit being purchased during the period. In addition, net loans receivable increased $8.7 million, or 0.8%, to $1.14 billion at March 31, 2014 from $1.13 billion at June 30, 2013 primarily as a result of a $4.8 million recovery in the provision for loan losses since June 30, 2013.

Total deposits increased $57.2 million, or 4.9%, from $1.15 billion at June 30, 2013 to $1.21 billion at March 31, 2014.  This increase was primarily due to $89.1 million of deposits acquired from BankGreenville. Other borrowings increased from none at June 30, 2013 to $2.2 million at March 31, 2014 as a result of obligations assumed in the BankGreenville acquisition.

Stockholders’ equity at March 31, 2014 decreased to $358.4 million from $367.5 million at June 30, 2013.  This decrease was primarily a result of the repurchase of 1,257,280 shares at a total cost of $20.5 million during the nine months ended March 31, 2014, partially offset by an $8.8 million increase in retained earnings as a result of the net income during the period. As of March 31, 2014, the Company had repurchased on the open market 216,035 shares of the 989,183 authorized in the February 2014 stock repurchase plan at an average cost of $15.78 per share. As of March 31, 2014, HomeTrust Bank was considered “well capitalized” in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based, and Total Risk-Based capital ratios of 14.54%, 21.09%, and 22.35%, respectively.  As of March 31, 2013, these ratios were 14.87%, 21.38%, and 22.66%, respectively.

Asset Quality

The allowance for loan losses was $25.3 million, or 2.16% of total loans, at March 31, 2014 compared to $32.1 million, or 2.75% of total loans, at June 30, 2013.

The provision/(recovery) for loan losses was $(1.8 million) for the three months ended March 31, 2014 compared to $500,000 for the three months ended March 31, 2013. The large decrease in the provision was due to the combination of significantly lower loan charge-offs and lower average loan balances compared to the same period during the prior fiscal year. Net loan charge-offs decreased to $56,000 during the third quarter of fiscal 2014 compared to $1.8 million for the same quarter in the prior fiscal year.  Net charge-offs as a percentage of average loans also decreased significantly to 0.02% for the three months ended March 31, 2014 from 0.60% for the same period last fiscal year. Average loans receivable decreased $25.3 million, or 2.1%, to $1.17 billion in the third quarter of fiscal 2014 from $1.20 billion for the same quarter of fiscal 2013.

For the nine months ended March 31, 2014, the provision/(recovery) for loan losses was $(4.8 million) compared to $2.3 million for the same period in 2013. The large decrease in the provision was due to the combination of significantly lower loan charge-offs and lower average loan balances compared to the same period during the prior fiscal year. Net loan charge-offs decreased to $2.0 million during the nine months ending March 31, 2014 compared to $4.4 million for the same period in the prior fiscal year. Net charge-offs as a percentage of average loans also decreased dramatically to 0.22% for the nine months ended March 31, 2014 from 0.49% for the same period last fiscal year. Average loans receivable decreased $29.7 million, or 2.4%, to $1.19 billion for the nine months ended March 31, 2014 from $1.22 billion for the same period last year.

Nonperforming assets decreased to $63.6 million, or 3.90% of total assets, at March 31, 2014, compared to $80.3 million, or 5.07% of total assets, at June 30, 2013 and $85.1 million, or 5.33% at March 31, 2013. The decrease in nonperforming assets during the first nine months of fiscal 2014 was primarily driven by a reduction in nonaccruing loans and real estate owned (REO). Nonperforming assets included $54.4 million in nonaccruing loans and $9.2 million in REO at March 31, 2014, compared to $68.6 million and $11.7 million, respectively, at June 30, 2013 and $71.7 million and $13.4 million at March 31, 2013, respectively. At March 31, 2014, $24.4 million, or 44.8%, of nonaccruing loans were current on their loan payments.

The ratio of classified assets to total assets decreased to 5.93% at March 31, 2014 from 7.43% at June 30, 2013 and from 7.86% at March 31, 2013.  Classified assets decreased to $96.7 million at March 31, 2014, compared to $117.6 million and $125.5 million at June 30, 2013 and March 31, 2013, respectively.

About HomeTrust Bancshares, Inc.

HomeTrust is the holding company for HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. With $1.6 billion in assets as of March 31, 2014, the community-oriented financial institution offers traditional financial services within its local communities through its 21 full service offices in Western North Carolina, including the Asheville metropolitan area, the “Piedmont” region of North Carolina, and Greenville, South Carolina.

On January 23, 2014, HomeTrust announced it entered into a merger agreement to acquire Jefferson Bancshares, Inc., (Jefferson) headquartered in Morristown, Tennessee. The transaction is anticipated to close in the second calendar quarter of 2014. Jefferson has 12 offices in East Tennessee in Hamblen, Knox, Washington, and Sullivan Counties. As of December 31, 2013, Jefferson had total assets of $497.8 million.

On March 4, 2014, HomeTrust announced it entered into a merger agreement to acquire Bank of Commerce headquartered in Charlotte, North Carolina. The transaction is anticipated to close in the third calendar quarter of 2014. Bank of Commerce has one office in midtown Charlotte. As of December 31, 2013, Bank of Commerce had total assets of $129.3 million.

Forward-Looking Statements

This press release may contain certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results for the businesses of HomeTrust Bancshares, Inc. and HomeTrust Bank include: expected cost savings, synergies and other financial benefits from the acquisitions of Bank of Commerce and Jefferson Bancshares, Inc. (“acquisitions”) might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; the requisite shareholder and regulatory approvals for the merger might not be obtained; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; decreases in the secondary market for the sale of loans that we originate; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Office of the Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including the effect of Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Basel III, changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; increases in premiums for deposit insurance; management’s assumptions in determining the adequacy of the allowance for loan losses; our ability to control operating costs and expenses, especially new costs associated with our operation as a public company; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; statements with respect to our intentions regarding disclosure and other changes resulting from the Jumpstart Our Business Startups Act of

2012 (“JOBS Act”); changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and the other risks described in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2013.

Any of the forward-looking statements that we make in this release are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect our operating and stock price performance.

Additional Information

HomeTrust has filed a registration statement on Form S-4 with the SEC in connection with its proposed acquisition of Jefferson. The registration statement includes a proxy statement of Jefferson that also constitutes a prospectus of HomeTrust, which will be sent to the shareholders of Jefferson. Jefferson shareholders are advised to read the proxy statement/prospectus when it becomes available because it will contain important information about HomeTrust, Jefferson and the proposed HomeTrust-Jefferson transaction. This document and other documents relating to the HomeTrust-Jefferson transaction filed by HomeTrust and Jefferson can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing HomeTrust’s website at www.hometrustbanking.com under the tab “Investor Relations” and then under “SEC Filings” or by accessing Jefferson’s website at www.jeffersonfederal.com under the tab “SEC Filings” and then under “SEC Filings.” Alternatively, these documents can be obtained free of charge from HomeTrust upon written request to HomeTrust Bancshares, Inc., Attn: Investor Relations, 10 Woodfin Street, Asheville, North Carolina 28801 or by calling (828) 350-3049, or from Jefferson, upon written request to Jefferson Bancshares, Inc., Attn: Investor Relations, 120 Evans Avenue, Morristown, Tennessee 37814 or by calling (423) 586-8421.

Participants in the Jefferson Transaction

HomeTrust, Jefferson and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Jefferson shareholders in connection with the proposed HomeTrust-Jefferson transaction under the rules of the SEC. Information about these participants may be found in the definitive proxy statement of HomeTrust filed with the SEC by HomeTrust on October 11, 2013 and the definitive proxy statement of Jefferson filed with the SEC on October 4, 2013. These definitive proxy statements can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants is also included in the proxy statement/prospectus regarding the proposed HomeTrust-Jefferson transaction.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
Dana L. Stonestreet – Chairman, President and CEO
Tony J. VunCannon - Senior Vice President, CFO, and Treasurer
828-259-3939

Selected Financial Data

	At March 31, 2014	At June 30, 2013(1)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,632,308	$1,583,323
Loans held for sale	2,276	10,770
Loans receivable, net(2)	1,140,850	1,132,110
Allowance for loan losses	25,269	32,073
Certificates of deposit in other banks	159,699	136,617
Securities available for sale, at fair value	89,882	24,750
Goodwill	2,802	-
Deposits	1,211,904	1,154,750
Other borrowings	2,207	-
Stockholders’ equity	358,436	367,515

	At or For the Three Months Ended
	March 31, 2014	June 30, 2013	March 31, 2013

Asset quality ratios:
Non-performing assets to total assets(3)	3.90%	5.07%	5.33%
Non-performing loans to total loans(3)	4.66	5.88	6.11
Total classified assets to total assets	5.93	7.43	7.86
Allowance for loan losses to non- performing loans(3)	46.47	46.78	45.97
Allowance for loan losses to total loans	2.16	2.75	2.81
Net charge-offs to average loans (annualized)	0.02	-0.10	0.60

Capital ratios:
Equity to total assets at end of period	21.96%	23.21%	23.33%
Average equity to average assets	22.04	23.09	23.55

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
Selected Operations Data:
Total interest income	$14,392	$14,683	$44,500	$45,891
Total interest expense	1,248	1,647	4,177	5,760
Net interest income	13,144	13,036	40,323	40,131
Provision (recovery) for loan losses	(1,800)	500	(4,800)	2,300
Net interest income after provision for loan losses	14,944	12,536	45,123	37,831
Fees and service charges	620	621	1,954	1,924
Mortgage banking income and fees	632	1,239	2,417	3,925
Other non-interest income	773	767	2,171	1,975
Total non-interest income	2,025	2,627	6,542	7,824
Salaries and employee benefits	7,496	6,729	22,192	19,388
Net occupancy expense	1,284	1,264	3,746	3,613
FHLB advance prepayment penalty	-	-	-	3,069
REO-related expenses(4)	801	760	1,827	2,629
Merger-related expenses	449	-	711	-
Other	3,366	3,305	10,142	10,133
Total non-interest expense	13,396	12,058	38,618	38,832

Income before income taxes	3,573	3,105	13,047	6,823
Income tax expense	967	490	4,238	788
Net income	$2,606	$2,615	$8,809	$6,035

	Three Months Ended		Nine Months Ended
	March 31,(5)		March 31,(5)
	2014	2013	2014	2013
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income to
average total assets)	0.64%	0.66%	0.72%	0.50%
Return on equity (ratio of net income
to average equity)	2.90	2.80	3.23	2.20
Tax equivalent yield on earning assets(6)	4.08	4.23	4.16	4.34
Rate paid on interest-bearing liabilities	0.43	0.60	0.48	0.68
Tax equivalent average interest rate spread (6)	3.65	3.63	3.68	3.66
Tax equivalent net interest margin(6) (7)	3.75	3.78	3.79	3.83
Average interest-earning assets to average
interest-bearing liabilities	130.55	133.59	130.62	132.09
Operating expense to average total assets	3.29	3.04	3.14	3.22
Efficiency ratio(8)	76.11	68.42	73.34	65.62

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Per Share Data:
Net income per common share:
Basic	$0.14	$0.13	$0.46	$0.30
Diluted	$0.14	$0.13	$0.46	$0.30

Average shares outstanding:
Basic	18,302,672	20,019,609	18,724,242	20,083,915
Diluted	18,378,159	20,036,875	18,815,416	20,089,586

Book value per share at end of period	$18.32	$17.91	$18.32	$17.91
Tangible book value per share at end of period(8)	$18.16	$17.91	$18.16	$17.91
Total shares outstanding at end of period	19,560,115	20,785,783	19,560,115	20,785,783

Average Balance Sheet Data:	For the Three Months Ended March 31,
	2014		2013
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(6)	$1,173,290	4.89%	$1,198,623	5.02%
Interest-earning deposits with banks	223,476	0.78	213,136	0.66
Securities available for sale	74,463	1.41	28,219	1.16
Other interest-earning assets	16,404	3.32	27,825	0.58
Total interest-earning assets	1,487,633	4.08	1,467,803	4.23

Interest-bearing deposits	1,137,334	0.44	1,091,953	0.60
Other borrowings	2,214	0.18	6,811	0.23
Total interest-bearing liabilities	1,139,548	0.43	1,098,764	0.60

Tax equivalent interest rate spread(6)		3.65%		3.63%
Tax equivalent net interest margin(6) (7)		3.75		3.78

	For the Nine Months Ended March 31,
	2014		2013
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(6)	$1,187,679	4.98%	$1,217,337	5.14%
Interest-earning deposits with banks	215,383	0.81	217,230	0.68
Securities available for sale	68,254	1.50	29,699	1.16
Other interest-earning assets	28,416	1.95	22,076	0.75
Total interest-earning assets	1,499,732	4.16	1,486,342	4.34

Interest-bearing deposits	1,145,925	0.49	1,111,316	0.66
Other borrowings	2,269	0.29	13,899	2.69
Total interest-bearing liabilities	1,148,194	0.48	1,125,215	0.68

Tax equivalent interest rate spread(6)		3.68%		3.66%
Tax equivalent net interest margin(6) (7)		3.79		3.83

______________________

(1)	Derived from audited financial statements.
(2)	Net of allowances for loan losses, loans in process and deferred loan fees.
(3)
Non-performing assets include nonaccruing loans, consisting of certain restructured loans, and real estate owned. There were no accruing loans more than 90 days past due at the dates indicated.  At March 31, 2014, there were $21.1 million of restructured loans included in nonaccruing loans and $24.4 million, or 44.8%, of nonaccruing loans were current on their loan payments.

(4)	REO-related expenses include loss on sale and impairment of REO and all other REO-related expenses.
(5)	Ratios are annualized where appropriate.
(6)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.
(7)	Net interest income divided by average interest earning assets.
(8)
As presented in this earnings release, the efficiency ratio is calculated by dividing total non-interest expense, net of FHLB advance prepayment penalties, REO-related expenses and merger-related expenses, by the sum of net interest income, total non-interest income and the tax equivalent adjustment, net of realized gain/loss on securities. The efficiency ratio, tangible book value, and tangible book value per share are  non-GAAP (generally accepted accounting principles utilized in the United States) financial measures.  The Company believes the efficiency ratio as presented is useful for both investors and management to understand the effects of certain non-interest items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors. The Company believes that tangible book value and tangible book value per share are useful for both investors and management as these are measures commonly used by financial institutions, regulators and investors to measure the capital adequacy of financial institutions. The Company believes these measures facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.  These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.  The reconciliation of these non-GAAP measures (including the efficiency ratio, tangible book value and tangible book value per share), is included in tabular form below:

Set forth below is a reconciliation to GAAP of the non-GAAP efficiency ratio shown in the table above:

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	March 31,		March 31,
	2014	2013	2014	2013
Non-interest expense	$13,396	$12,058	$38,618	$38,832
Less FHLB advance prepayment expense	-	1,509	-	3,069
Less REO-related expenses	801	760	1,827	2,629
Less merger-related expenses	449	-	711	-
Non-interest expense – as adjusted	$12,146	$9,789	$36,080	$33,134

Net interest income	$13,144	$13,036	$40,323	$40,131
Plus non-interest income	2,025	2,627	6,542	7,824
Plus tax equivalent adjustment	799	849	2,343	2,535
Less realized gain/loss on securities	10	-	10	-
Net interest income plus non-interest income – as adjusted	$15,958	$16,512	$49,198	$50,490

Efficiency ratio	76.11%	68.42%	73.34%	65.62%
Efficiency ratio (without adjustments)	88.31%	76.98%	82.40%	80.98%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share shown in the table above:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(Dollars in thousands, except per share data)	2014	2013	2014	2013

Total stockholders’ equity	$358,436	$372,356	$358,436	$372,356
Less: goodwill, core deposits intangibles, net of taxes	(3,152)	(86)	(3,152)	(86)
Tangible book value	$355,284	$372,270	$355,284	$372,270
Common shares outstanding	19,560,115	20,785,783	19,560,115	20,785,783
Tangible book value per share*	$18.16	$17.91	$18.16	$17.91

* Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities